Exhibit 99.1

SACHEM CAPITAL CORP. ANNOUNCES WITHDRAWAL OF PUBLIC DEBT OFFERING

BRANFORD, CT, June 27, 2024 (GLOBE NEWSWIRE) – Sachem Capital Corp. (NYSE American: SACH) today announced that it is withdrawing its previously announced debt offering. The company had intended to offer USD-denominated unsecured, unsubordinated notes due five years from the date of issuance. The company has concluded that current market conditions regarding pricing were excessive and restrictive and, thus, not in the best interest of the company and its shareholders.

John Villano, CEO of Sachem Capital Corp., commented: “We want to assure our shareholders and noteholders that Sachem has ample liquidity through its existing credit facilities and liquid mortgage portfolio to continue to execute on the business consistent with past practice. In addition, Sachem will continue its disciplined underwriting and loan origination processes to maximize risk adjusted returns for shareholders and to protect our capital. Our decision to withdraw our previously announced debt offering was based solely on our determination that the proposed pricing of the offering was unfavorable to the long-term interests of Sachem’s business.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities in this offering or any other securities nor will there be any sale of the Notes or any other securities referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About Sachem Capital Corp.

Sachem Capital Corp. is a mortgage REIT that specializes in originating, underwriting, funding, servicing, and managing a portfolio of loans secured by first mortgages on real property. It offers short-term (i.e., three years or less) secured, nonbanking loans to real estate investors to fund their acquisition, renovation, development, rehabilitation, or improvement of properties. The Company’s primary underwriting criteria is a conservative loan to value ratio. The properties securing the loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment. Each loan is secured by a first mortgage lien on real estate and is personally guaranteed by the principal(s) of the borrower. The Company also makes opportunistic real estate purchases apart from its lending activities.

Investors:

Email: investors@sachemcapitalcorp.com